Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES EXECUTIVE TRANSITION

Dallas, TX — July 13, 2015 — Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced that its Board of Directors has approved an executive transition effective August 1, 2015.  Brian Pratt will step down from his position as Chief Executive Officer and President, while remaining as Chairman of the Board and assuming the non-employee role of Senior Strategic Advisor. David King, the Company’s current Chief Operating Officer, will become the new Chief Executive Officer and President.

Brian Pratt stated, “For the past 32 years, I have greatly enjoyed the job of CEO of Primoris and of its predecessor, ARB, Inc.  We have seen revenue grow during that time from $12 million to over $2 billion, largely through new growth strategies and acquisitions. It has been a pleasure to work every day with our people to pursue growth while also dealing with the day to day challenges of managing our business.

“With the promotion of David, who I believe is eminently qualified, to the CEO position, I am excited about our ability to continue to grow and improve. With David as CEO, I will have more time to focus on exploring and pursuing new strategic and acquisitive opportunities for Primoris.

Mr. Pratt concluded, “I strongly believe that David is the right person to carry on our success and equally believe that I can be of greater value to Primoris in this, more strategic, role.”

David King commented, “At this time of exciting growth, I feel fortunate to be handed the reins of Primoris by Brian.  Over the past 32 years, Brian has created a tremendous company that is built on a solid foundation.  Brian’s vision for this company and his loyalty to our employees and shareholders have shaped our strong culture, a culture devoted to client satisfaction and based on an entrepreneurial spirit. Together, the senior management team and I look forward to continuing the work Brian started, leading the company into the future, and driving continued value for our shareholders.”

ABOUT DAVID KING

Mr. King joined Primoris in March 2014 from CB&I, where he most recently served as President of Lummus Engineered Products.  Previously, he served as President, CB&I Project Engineering & Construction from 2010 to 2013, Group Vice President, Downstream Operations for CB&I Lummus from 2008 to 2010, and Group Vice President of CB&I’s Europe, Africa and Middle East Operations from 2006 to 2008.  He has extensive E&C industry experience in energy-related projects, LNG, offshore, pipelines, refining, petrochemicals, gas processing, oil sands, synthesis gas and gas-to-liquids.  Mr. King received his bachelor’s degree in Mechanical Engineering from Texas Tech University, an MBA from the University of Texas, Tyler, and an Advanced Executive Management Degree from Insead University in Fontainebleau, France.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements. Words such as “believes,” “expects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2014, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Kate Tholking

Director of Investor Relations

(214) 740-5615

ktholking@prim.com